Exhibit 99.1
For Immediate Release
Media inquiries:
Antonia Chappell
Ph: 866.814.6451
pr@novint.com
www.novint.com
VTech to Manufacture the Novint Falcon
Award-winning New Controller adds Realistic Touch to Games
Albuquerque, New Mexico — November 14, 2006: Novint Technologies, Inc. (NVNT), the pioneer of 3D touch for consumer computing, announced that it has selected VTech’s Contract Manufacturing Services (CMS) to manufacture the award-winning Novint Falcon game controller. The Falcon lets users feel weight, shape, texture, dimension, dynamics, 3D motion, and force effects when playing enabled games. VTech is one of the world’s largest suppliers of corded and cordless telephones and a leading supplier of electronic learning products. VTech’s CMS business will manufacture the Falcon at its state-of-the-art manufacturing facilities in Dongguan, China.
The Novint Falcon, which will begin shipping in 2007, is the first controller to make high-fidelity interactive 3D touch possible and practical for consumer computing applications. The ground-breaking haptic device, which is essentially a small robot, generated tremendous buzz at this year’s Electronic Entertainment Expo (E3), winning the IGN Best of E3: Gear Award, in a category that included the Nintendo Wii remote and two Sony PlayStation controllers. The Falcon was also recently selected as an International CES Innovations 2007 Design and Engineering Awards Honoree, a prestigious program judged by a preeminent panel of independent industrial designers, engineers and members of the trade press to honor outstanding design and engineering in cutting edge consumer electronics. Novint will preview the Falcon and several touch-enabled games at CES in Las Vegas, January 8th-11th. Novint will be an exhibitor in the new Gaming TechZone, in booth 72924, on the main show floor of the Sands Expo and Convention Center. As an Honoree, the Falcon will also be featured at the exclusive Innovations Plus booth, which will showcase the hottest technologies in the consumer electronics industry.
“This is a tremendous milestone for us.” said Novint’s CEO Tom Anderson. “It is the culmination of many years of pioneering work and signifies a real inflection point in our growth. We believe that this is a controller with the potential to fundamentally change how people interact with computers and we are excited to be working with VTech, which has a world-class team and incredible facilities. We have the utmost confidence in their ability to produce the Falcon.”
“VTech has proven itself time and time again during our pre-production design phase,” said Novint CTO Walter Aviles. “Their willingness to work with the customer, their manufacturing capabilities, their corporate expertise in consumer and educational products and, their pioneering efforts in computer gaming, combine to make VTech a truly outstanding partner.”
“VTech is very pleased that Novint has joined the CMS business as an innovative and high-tech application customer and we are excited to help Novint manufacture this unique gaming industry product,” said Andy Leung, Chief Executive Officer of VTech Communications Ltd. “The Falcon Game Controller’s high-tech design gives VTech the opportunity to apply the full range of our core competencies in turn-key contract manufacturing, from NPI (New Product Introduction) to cost effective, high-quality production at high volumes.”

About Novint
Novint Technologies, Inc. (NVNT) develops, markets, and licenses technology that adds high-fidelity interactive 3D touch to computing. Founded in 2000, Novint is a leading developer of commercial touch applications and is pioneering a new category of products for the consumer market, beginning with their introduction of the Novint Falcon game controller in 2007. For more information visit: www.novint.com
About VTech
VTech is one of the world’s largest suppliers of corded and cordless telephones and a leading supplier of electronic learning products. It also provides highly sought-after contract manufacturing services. Founded in 1976, the Group’s mission is to be the most cost effective designer and manufacturer of innovative, high quality consumer electronics products and to distribute them to markets worldwide in the most efficient manner. VTech’s CMS business is committed to providing one-stop shop contract manufacturing services for its customers. For more information, visit: http://www.vtechcms.com/
This press release contains statements that constitute “forward-looking statements.” Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements. Factors that may cause or contribute to such differences include, among other things, our technology becoming obsolete, consumers not purchasing our products, changes in business conditions and the economy in general, unforeseen litigation and other risk factors identified in the Company’s annual report on Form 10KSB filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.